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                                                                 EXHIBIT 23.2





           CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Aetna Services, Inc. (formerly "Aetna Life and Casualty Company"):

We consent to the incorporation by reference in Amendment No. 1 to the registration statement on Form S-3 filed by Travelers Group Inc. of our report dated February 28, 1996 on the combined financial statements of The Aetna Casualty and Surety Company and The Standard Fire Insurance Company and their subsidiaries which is included in the Current Report on Form 8-K/A-1 of Travelers Group Inc. dated April 2, 1996 incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG Peat Marwick LLP

Hartford, Connecticut
May 20, 1997